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                                                                   EXHIBIT 10.20

                          DEL GLOBAL TECHNOLOGIES CORP.
                                 1 COMMERCE PARK
                               VALHALLA, NY 10595


Date

Employee Name
Address
Address




Dear ______________________:



Del Global Technologies Corp. (the "Corporation") acknowledges that the maintenance of strong and experienced employees is essential in protecting and enhancing the best interest of the Corporation and its stockholders. In this connection the Corporation recognizes that, as is the case with many corporations, the possibility of a change in control may arise and may result in the departure or distraction of key employees to the detriment of the Corporation and its stockholders.

In order to assure that it will have the continued dedication of its key employees and the availability of their advice and counsel notwithstanding the possibility or occurrence of a Change in Control (as hereinafter defined), and to induce key employees to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation is taking the following action:

         1. In the event of a Change in Control of the Corporation at any time during the period in which you are an employee of the Corporation, and your employment with the Corporation is terminated as a result of such Change in Control ("Change in Control Termination"), the Corporation and/or its successor shall be obligated to pay to you an amount equal to two (2) times the sum of (i) your base salary for the calendar year in which the Change in Control Termination occurs, plus (ii) the bonus, if any, declared payable to you for the year immediately preceding the Change in Control Termination, [or if none declared, the bonus for the year of the Change in Control Termination (based on a full year) pursuant to targets or goals]; plus (iii) the amount, if any, credited to you as deferred compensation for the year immediately preceding the Change in Control Termination. In addition, upon a Change in Control Termination the Corporation shall pay you an amount in cash equal to your unvested balances in the Corporation Profit Sharing Plan and any matching contributions to the Corporation's 401(k) Plan that are foregone or not vested as of the Change in Control Termination (the foregoing payments and benefit collectively referred to hereinafter as "Change in Control Payments"). The Change in Control Payments shall be conditioned upon the execution of a mutual release of claims by you and the Corporation, and shall otherwise be made as soon as practicable after the termination of your employment as a result of the Change in Control, but in no event more than five (5) days after the Change in Control Termination.



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Employee Name
_____________, 200___
Page 2 of 4


         2. The Corporation shall also pay to you your base salary for unused vacation days and, pursuant to a bonus plan adopted by the Corporation, a pro-rata portion of your accrued but unpaid bonus for the year in which a Change in Control Termination occurs, at a level consistent with 100% pay-out versus set targets or goals.

         3. In the event that you received a lease vehicle (plus operating expenses) as part of your employment, the Corporation will continue to make the leased vehicle available to you for 24 months (including reimbursement for or payment of operating expenses.) In the event that you received a car allowance as part of your employment, the Corporation will continue car allowance payments to you for 24 months.

         4. In addition, the Corporation shall continue to allow you to participate in the hospitalization, group health benefit and disability plans of the Corporation for 18 months from the date of the Change in Control Termination on the same terms and conditions as immediately prior to such Change in Control Termination. If such plans do not allow such participation, the Corporation will reimburse you for the costs of providing equivalent coverage by some other means.

         5. You will not be required to seek other employment or to attempt in any way to reduce the Change in Control Payments payable to you. Further, the Change in Control payments shall not be reduced by any compensation earned by you as a result of employment by another employer. The Change in Control Payments shall be in lieu of any other severance payments to which you may be entitled pursuant to any severance plan of the Corporation or otherwise, and shall be reduced by all other payments made by the Corporation that are in the nature of severance, including, without limitation, payments required under the WARN Act (or equivalent state law) that are made in lieu of an advance notice of a mass termination.

         6. In the event it shall be determined that Change in Control Payments shall, together with any perquisites or payment received by you (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax'), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") from the Corporation in an amount such that after payment by you of all taxes including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Change in Control Payments.

         7. A "Change in Control" shall be deemed to occur upon the earliest to occur after the date of this letter of any of the following events:



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Employee Name
_____________, 200___
Page 3 of 4



                  (a) Acquisition of Stock by Third Party: Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing thirty (30%) percent or more of the combined voting power of the Corporation's then outstanding securities;

                  (b) Change in Board of Directors: The date when Continuing Directors cease to be a majority of the Directors then in office;

                  (c) Corporate Transactions: The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, which merger or consolidation is consummated, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with newly acquired ownership acquired in such transaction by any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or an Affiliate, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or

                  (d) Liquidation: The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, which liquidation, sale or disposition is consummated.

         8. The termination of your employment shall be deemed a Change in Control Termination if (i) your employment is terminated by the Corporation (except by reason of your death) within twenty-four (24) months after the Change in Control or (ii) you voluntarily terminate your employment within twenty-four
                  (24) months after the Change in Control because (i) your salary, bonus potential and/or benefits have been decreased
                  (ii) your duties, functions, responsibilities or authorities have substantially changed, (iii) your work location has changed by forty (40) miles or more or (iv) the principal business of the Corporation has substantially changed.

         9. For purposes of this letter, the following terms shall have the following meanings:


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Employee Name
_____________, 200___
Page 4 of 4


                  (a) "Affiliate" shall mean any entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Corporation as determined by the Board of Directors in its discretion.

                  (b) "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act..

                  (c) "Continuing Directors" as used in this letter shall mean the persons who constitute the Board of Directors of the Corporation on the date hereof together with their successors whose nominations were approved by a majority of Continuing Directors.

                  (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (e)      "Person" shall have the meaning as set forth in
                           Section 13(d) and 14(d) of the Exchange Act; provided however, that Person shall exclude (i) the Corporation or any of its Affiliates, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; and (iv) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation.

         10. Employment. Notwithstanding anything to the contrary contained herein, you and the Corporation agree that you shall be entitled to receive the Change in Control Payments solely in the event of a Change in Control and nothing herein shall be deemed to grant to you any additional rights to continued employment by the Corporation.

         11. Tax Withholding. Both the Change in Control Payments and any other payments or benefits provided hereunder will be subject to withholding for all applicable employment and income taxes.

         12. Legal Fees. The Corporation agrees to pay as incurred, to the fullest extent allowed by law, all legal fees and expenses which you may reasonably incur as a result of any contest by the Corporation, you or others of the validity or enforceability of, or liability under, any of the terms of this letter, plus in each case interest on any delayed payment at the applicable federal rate under the Code.

This letter sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter contained herein, including, without limitation, any prior severance agreements or change in control agreements.



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Employee Name
_____________, 200___
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If the foregoing is acceptable to you, please so indicate in the space provided below and return the enclosed copy of this letter to the undersigned.

                                            Very truly yours,

                                            DEL GLOBAL TECHNOLOGIES CORP.



                                            By:
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Accepted and Agreed to

this ____ day of ___________, 2002



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